                                                                   Exhibit 10.22

               PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

                                     between

                               ATRIUM PLAZA, LLC.

                                    as Seller

                                       and

                     ASHFORD HOSPITALITY LIMITED PARTNERSHIP

                                  as Purchaser

                           Hyatt Regency Orange County
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                                TABLE OF CONTENTS

ARTICLE                                                                     PAGE
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
I. DEFINITIONS...........................................................     1

II. SALE AND PURCHASE OF PROPERTY........................................     6
   2.1     Purchase of Property..........................................     6
   2.2     Purchase Price and Terms of Payment...........................     6
           2.2.1    Earnest Money Deposit................................     6
           2.2.2    Balance of Purchase Price............................     7
   2.3     Assumption of the Contracts and the Tenant Leases.............     7
   2.4     Assumption of the Management Agreement........................     7

III. ESCROW..............................................................     8
   3.1     Opening of Escrow.............................................     8
   3.2     Escrow Holder's General Provisions............................     8
   3.3     Additional Escrow Holder Requirements.........................     8
   3.4     Deposit of Funds..............................................     8
   3.5     Release of Funds by Escrow Holder.............................     8

IV. CONDITION OF TITLE...................................................     9
   4.1     Title Commitment..............................................     9
   4.2     Title Insurance Policy........................................     9
   4.3     Inspection....................................................    10
   4.4     Notice of Non-Satisfaction....................................    13
   4.5     Condition of the Property.....................................    13

V. CLOSING...............................................................    18
   5.1     Closing Date..................................................    18
   5.2     Action Prior to the Close of Escrow by Seller.................    18
   5.3     Action Prior to the Close of Escrow by Purchaser..............    19
   5.4     Recording of Grant Deed.......................................    20
   5.5     Prorations....................................................    20
           5.5.1    Taxes................................................    20
           5.5.2    Advance Reservations.................................    20
           5.5.3    Utility Service......................................    20
           5.5.4    Revenue From Operations..............................    21
           5.5.5    Accounts Payable and Operating Expenses..............    21
           5.5.6    Miscellaneous Permits and Taxes......................    21
           5.5.7    Contracts and Tenant Leases..........................    21
           5.5.8    Other Income.........................................    21


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
           5.5.9    Other Expenses.......................................    22
           5.5.10   House Banks..........................................    22
           5.5.11   Delayed Adjustments..................................    22
           5.5.12   Proration Allocation.................................    22
           5.5.13   Survival.............................................    22
   5.6     Guest Property................................................    22
           5.6.1    Safe Deposit Boxes...................................    22
           5.6.2    Baggage Inventory....................................    23
   5.7     Closing Costs.................................................    23
   5.8     Distribution of Funds and Documents Following Close of
              Escrow.....................................................    23
   5.9     Possession....................................................    25

VI. ADDITIONAL COVENANTS AND INDEMNITIES.................................    25
   6.1     Seller's Accounts Receivable..................................    25
   6.2     Seller's Covenants............................................    25
           6.2.1    Renovation...........................................    25
           6.2.2    Operation of the Hotel...............................    26
           6.2.3    Indemnification for Taxes............................    26
   6.3     No Obligations of Escrow Holder...............................    26

VII. REPRESENTATIONS AND WARRANTIES......................................    27
   7.1     By Purchaser..................................................    27
           7.1.1    Organization and Standing............................    27
           7.1.2    Due Authorization....................................    27
           7.1.3    Lack of Conflict.....................................    27
           7.1.4    Solvency/Bankruptcy..................................    27
   7.2     By Seller.....................................................    27
           7.2.1    Organization and Standing............................    27
           7.2.2    Due Authorization....................................    28
           7.2.3    Lack of Conflict.....................................    28
           7.2.4    Non-Foreign Seller...................................    28
           7.2.5    Solvency/Bankruptcy..................................    28
           7.2.6    Litigation...........................................    28
           7.2.7    Accuracy of Materials................................    28
           7.2.8    Licenses and Permits.................................    29
           7.2.9    Compliance with Laws.................................    29
           7.2.10   Financial Statements.................................    29
           7.2.11   Title to Real Property...............................    29
           7.2.12   Personal Property and Inventory......................    29
           7.2.13   Labor and Employment Matters.........................    29
           7.2.14   Utilities............................................    29
           7.2.15   No Commitments.......................................    29


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
VIII. CONDITIONS PRECEDENT TO CLOSE OF ESCROW............................    30
   8.1     Conditions to Seller's Obligations............................    30
   8.2     Conditions to Purchaser's Obligations.........................    31
   8.3     Failure of Conditions to Close of Escrow......................    31

IX. LIQUIDATED DAMAGES...................................................    31
   9.1     Default by Purchaser..........................................    31
   9.2     Default by Seller.............................................    32

X. BROKERS...............................................................    33

XI. NOTICES..............................................................    33

XII. MISCELLANEOUS.......................................................    35
   12.1    Governing Law.................................................    35
   12.2    Professional Fees and Costs...................................    35
   12.3    Exhibits and Schedules a Part of This Agreement...............    35
   12.4    Executed Counterparts.........................................    35
   12.5    Assignment....................................................    35
   12.6    IRS - Form 1099-S.............................................    36
   12.7    Successors and Assigns........................................    36
   12.8    Time is of the Essence........................................    36
   12.9    Entire Agreement..............................................    36
   12.10   Further Assurances............................................    36
   12.11   Waiver........................................................    36
   12.12   Headings......................................................    36
   12.13   Risk of Loss..................................................    37
   12.14   Construction of Agreement.....................................    38
   12.15   Tax Deferred Exchange.........................................    38
   12.16   No Public Disclosure..........................................    40
   12.17   Covenants, Representations and Warranties.....................    40
   12.18   Confidentiality...............................................    40
   12.19   Limitation on Liability.......................................    41
   12.20   No Third-Party Beneficiaries..................................    41

XIII. EXECUTION..........................................................    43


                                      iii
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               PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

     This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the "Agreement") is dated the 28th day of July, 2004, and is made by and between ATRIUM PLAZA, LLC, a California limited liability company ("Seller"), and ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser").

                                    RECITALS

     A. Seller is the owner of certain real property located in the County of Orange, State of California, more specifically located at 100 Alicante Plaza, Garden Grove, California on which are constructed certain improvements in, by, and through which is operated a hotel and hospitality business under the name "Hyatt Regency Orange County"

     B. Subject to the terms and conditions hereof, Seller desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to acquire from Seller, all of Seller's right, title and interest in the Property (as defined hereinbelow), together with all rights, benefits, privileges and appurtenances pertaining thereto, for such consideration as is hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows.

                                       I.

                                   DEFINITIONS

     As used in this Agreement, the following terms have the meanings ascribed to them in this Article I:

     "Alcoholic Beverages." All unopened wine, beer and other alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.

     "Assignment of Contracts." As set forth in Section 5.2(d) hereof.

     "Assignment of Intangibles." As set forth in Section 5.2(c) hereof.

     "Assignment of Tenant Leases" As set forth in Section 5.2(e) hereof.

     "Bill of Sale." As set forth in Section 5.2(b) hereof.


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     "Bookings." All contracts or reservations for the use or occupancy of guest rooms, meeting rooms and/or banquet facilities of the Hotel which are in Seller's ordinary course of business for the Hotel.

     "Casualty." As set forth in Section 12.13(a) hereof.

     "Casualty Notice." As set forth in Section 12.13(a) hereof.

     "Casualty Renovation Cost." As set forth in Section 12.13(a) hereof.

     "Close of Escrow." As set forth in Section 5.1 hereof.

     "Closing Date." As set forth in Section 5.1 hereof.

     "Contracts." All contracts and agreements, including the Management Agreement and the Tenant Leases, used and/or executed in connection with the ownership and/or operation of the Hotel and/or the Property, including, without limitation, (a) all (i) maintenance, supply and service contracts, (ii) operating leases which are not capitalized (for example, postage machines, photocopiers, and similar items of furniture, fixtures and equipment), and (iii) equipment leases, all as described on Schedule "A" attached hereto, (b) all contracts, agreements and other obligations terminable on not more than thirty
(30) days prior notice without penalty, and (c) all other contracts and agreements (including the Bookings) entered into by Seller within the ordinary course of business after the date hereof as permitted, and disclosed to Purchaser as required, by the terms of this Agreement.

     "Cooperating Party." As set forth in Section 12.15 hereof.

     "Cut-Off Time." As set forth in Section 5.5.4 hereof.

     "Due Diligence Materials." As set forth in Section 4.3 hereof.

     "Earnest Money Deposit." As set forth in Section 2.2.1 hereof.

     "Environmental Damages." As set forth in Section 4.5(g) hereof.

     "Environmental Requirements." As set forth in Section 4.5(h) hereof.

     "Escrow." As set forth in Section 3.1 her eof.

     "Escrow Holder." The Heritage Escrow Company, Attn: Janet Tilbury, 18377 Beach Blvd., Suite 210, Huntington Beach, CA 92648, Telephone (714) 861-4065, Telecopier (714) 861-4075, E-mail jtilbury@heritageescrow.com.

     "Exchangor." As set forth in Section 12.15 hereof.


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     "Excluded Assets." Those assets are described on Schedule "B" attached hereto.

     "Excluded Documents." All (a) Proprietary Information, (b) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or any affiliate of Seller in connection with this Agreement or otherwise, including, without limitation, tax returns or financial statements of Seller (exclusive of operating statements and budgets of the Hotel which shall be available for review by Purchaser) for or in connection with its ownership or operation of the Property that is not a part of the Due Diligence Materials, (c) communications between Seller or any affiliate and its attorneys or other agents or representatives, (d) employee personnel files of Seller and the manager of the Hotel unless the employee consents to the release or disclosure thereof, (e) appraisals, assessments or other valuations of the Property in the possession of Seller that is not a part of the Due Diligence Materials, (f) original bills, invoices, receipts and checks relating to expenses incurred prior to the Cut-Off Time (provided that Purchaser shall be entitled to copies of such items), and
(g) any confidential or proprietary information of Hyatt Corporation in Seller's possession that is not a part of the Due Diligence Materials.

     "Food Inventory." All unopened food, food stuffs, menu stock and non-alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.

     "Good Funds." A deposit of cash, cashier's check, certified funds, or confirmed wire transfer of funds.

     "Grant Deed." As set forth in Section 5.2(a) hereof.

     "Hazardous Materials." As set forth in Section 4.5(i) hereof.

     "Hotel." The hospitality business operated and conducted by Seller on the Real Property.

     "Hyatt Corporation." Hyatt Corporation, a Delaware corporation.

     "Improvements." The buildings, structures, and other permanent improvements located on the Land, including, without limitation, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, recreational facilities, plumbing, swimming pool, lighting, and mechanical equipment and fixtures installed thereon, and all rights, benefits and privileges appurtenant thereto.

     "Inspection Period." As set forth in Section 4.3 hereof.

     "Intangible Property." All (a) fictitious business names and logos used by Seller in the operation of the Hotel and which are identified exclusively with the Hotel, but excluding the names " Hyatt," " Hyatt Regency," and all derivatives thereof, (b) local (Area Code 714)


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telephone exchange numbers identified exclusively with the Hotel, (c)
transferable licenses, permits and warranties now in effect with respect to the Property (excepting liquor licenses), (d) transferable certificates (including the Certificate of Occupancy for the Real Property), licenses, permits and warranties now in effect with respect to the Property (specifically excluding, however, the liquor licenses for the Hotel), and (e) all other intangible property located at the Real Property and used by Seller exclusively in connection with the ownership and operation of the Hotel(including all of its rights to any website domain names identified exclusively with the Hotel, and all transferable website information pertaining exclusively with the Hotel), but excluding the Excluded Assets, Excluded Documents, the Proprietary Computer Systems, and the Proprietary Information.

     "Intermediary." As set forth in Section 12.15 hereof.

     "Inventory." All unopened operating inventories, materials and supplies used in connection with the operation of the Hotel and located thereat, including linens, bath towels, paper goods, and guest supplies, the Alcoholic Beverages, and the Food Inventory.

     "Land." The land more particularly described on Exhibit "C" attached hereto and upon which the Improvements are located, including all easements, rights-of-way, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenants belonging to the Real Property, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Real Property, and other rights and benefits running with the Land and/or the owner of the Land.

     "Liabilities." As set forth in Section 12.15 hereof.

     "Management Agreement." That certain Management Agreement dated June 30, 2000 between Hyatt Corporation and Seller, for the management and operation of the Hotel by Hyatt Corporation.

     "Non-Foreign Affidavit." As set forth in Section 5.2(e) hereof.

     "Notices." As set forth in Article XI hereof.

     "Opening of Escrow." As set forth in Section 3.1 hereof.

     "Permitted Exceptions." As set forth in Section 4.2 hereof.

     "Personal Property." All (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (b) furniture, equipment, appliances, televisions, telephone systems, artwork, machinery, tools, trade fixtures and other personal property owned by Seller, located on the Real Property, and which are used exclusively in connection with the


                                        4
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operation of the Hotel and/or the Real Property, (c) copies of files, if any, maintained or generated by Seller in the course of Seller's operation of the Hotel (excluding the Excluded Documents and other materials proprietary to Seller) which are located on the Real Property or which were obtained from the prior owner of the Hotel and which is not the subject to any confidentiality obligation imposed on Seller by such prior owner, (d) the Restaurant Equipment,
(e) the Reserve Fund, and (f) all other personal property located at the Real Property with respect to which Seller is the owner thereof and which is used by Seller exclusively in connection with the ownership and operation of the Hotel and/or the Real Property; but excluding, however, (i) cash, cash equivalents and Seller's Accounts Receivable, (ii) the personal property owned by any tenant or guest on the Real Property, (iii) all refunds and claims for refunds for real property and personal property taxes in connection with the Property for any period prior to the Close of Escrow, (iv) all tax and utilities and other deposits, (v) the Excluded Assets, and (vi) the Proprietary Information, the Proprietary Computer Systems and the Excluded Documents.

     "Property." The Land, the Improvements, the Hotel, the Personal Property, the Inventory, the Alcoholic Beverages, the Food Inventory, and the Intangible Property. Notwithstanding any provision to the contrary in this Agreement, "Property" does not include the Proprietary Information, the Proprietary Computer Systems, the Excluded Assets, the Excluded Documents, cash, cash equivalents, checks and other funds, including, without limitation, till money, house banks, operating accounts for the Hotel, Seller's Accounts Receivable, compensation from the City of Garden Grove for the "taking" as referenced in Section hereof, and notes, securities and other evidence of indebtedness held at the Hotel as of the Cut-Off Time, nor does it include balances on deposit to the credit of Seller with banking institutions, and the same shall be retained by Seller on the Close of Escrow.

     "Proprietary Computer Systems." The computer software, hardware, programs, processes and procedures used in the operation of the Hotel by Hyatt Corporation under the Management Agreement.

     "Proprietary Information." As set forth in Section 12.18 hereof.

     "Purchase Price." As set forth in Section 2.2 hereof.

     "Real Property." The Land and the Improvements.

     "Renovation." As described on Exhibit "D" attached hereto.

     "Reports. As set forth in Section 4.5(d) hereof.

     "Reserve Fund." As defined in the Management Agreement.


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     "Restaurant Equipment." All equipment, furniture, fixtures, utensils, glassware, silverware and china used in connection with the operation of all restaurants and lounges on the Real Property.

     "Seller's Accounts Receivable." All accounts receivable and other sums owing Seller in connection with the operation of the Hotel existing on and prior to the Close of Escrow.

     "Survey." As set forth in Section 4.2 hereof.

     "Tenant Leases." Leases of space in or portions of the Improvements and/or the Real Property as described on Schedule "E" attached hereto.

     "Title Commitment." As set forth in Section 4.1 hereof.

     "Title Insurer." Fidelity National Title Insurance Company, Attention:
Janis Okerlund, 1300 Dove St., Suite 310, Newport Beach, CA 92660, Telephone:
(949) 622-4508, Telecopier: (949) 477-3798, E-mail jokerlund@fnf.com.

     "Title Policy." As set forth in Section 4.2 hereof.

                                       II.

                          SALE AND PURCHASE OF PROPERTY

     2.1 Purchase of Property. As of the Close of Escrow, and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, fee title in the Real Property, good and marketable title in the Personal Property and the Inventory, and all of Seller's right, title and interest in and to Contracts and the Intangible Property, free and clear of all monetary liens and encumbrances (other than the Contracts and the Permitted Exceptions), at the purchase price provided in Section 2.2 hereof.

     2.2 Purchase Price and Terms of Payment. The purchase price for the Property ("Purchase Price") shall be Eighty-One Million Dollars ($81,000,000), plus an amount equal to the cost basis of the Alcoholic Beverages and the Food inventory, and shall consist of and be payable as follows:

          2.2.1 Earnest Money Deposit. Within one (1) business day after the execution of this Agreement by Purchaser and Seller, Purchaser shall deliver to Escrow Holder, in Good Funds, the sum of Three Hundred Thousand Dollars ($300,000), and thereafter within two (2) business days after the expiration of the Inspection Period (provided that Purchaser has not terminated this Agreement as provided in Section 4.4 below), Purchaser shall deliver to Escrow Holder, in Good Funds, the additional sum of Seven Hundred Thousand Dollars ($700,000) (for


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a total of One Million Dollars ($1,000,000) (collectively, together with all interest thereon, the "Earnest Money Deposit"). The Earnest Money Deposit shall be held by Escrow Holder in accordance with the terms of this Agreement. The Earnest Money Deposit shall be non-refundable to Purchaser upon the expiration of the Inspection Period (unless prior thereto, Seller and Escrow Holder receive from Purchaser a Notice (in accordance with the requirements of Section 4.4 hereof) that Purchaser elects to terminate this Agreement and cancel the Escrow), except in the event of a (a) material uncured default by Seller of its obligations under this Agreement, (b) failure of a condition precedent to Purchaser's obligations as set forth in this Agreement, or (c) except as otherwise specifically provided in this Agreement. The Earnest Money Deposit shall be applied to the Purchase Price on the Close of Escrow.

          2.2.2 Balance of Purchase Price. Not later than 11:00 a.m. California time on the Closing Date, Purchaser shall deposit with Escrow Holder, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts required to take into account such prorations, credits, costs or other adjustments which are required by this Agreement and which can be computed and determined as of the time for the required deposit hereunder.

     2.3 Assumption of the Contracts and the Tenant Leases. As additional consideration, Purchaser shall, on and as of the Close of Escrow, at its sole cost and expense, assume and agree to pay all sums and perform, fulfill and comply with all other covenants and obligations which are to be paid, performed and complied with by Seller under the Contracts and the Tenant Leases which first arise on and after the Close of Escrow. Seller shall indemnify and hold Purchaser and its owners and affiliates harmless from all breaches, claims, liabilities, losses and damages arising under the Contracts and the Tenant Leases for all periods prior to the Close of Escrow. Purchaser shall indemnify and hold Seller and its owners and affiliates, harmless from all breaches, claims, liabilities, losses and damages arising under the Contracts and the Tenant Leases (including, without limitation, those arising from or as a result of the assignment and assumption thereof) for all periods on and after the Close of Escrow. The provisions of this Section 2.3 shall survive the Close of Escrow.

     2.4 Assumption of the Management Agreement. Purchaser shall assume the Management Agreement (without fee, liability or penalty to Seller), at Purchaser's sole cost and expense, without any property improvement obligations imposed by Hyatt Corporation as a condition thereof, and in each case with the full release of Seller from liability thereunder for all periods after the Closing Date. Seller agrees to cooperate with Purchaser's efforts to apply for and obtain the assignment and assumption of the Management Agreement all at no cost or expense to Seller. Purchaser shall use commercially diligent reasonable efforts to submit to Hyatt Corporation its application for the assignment and assumption of the Management Agreement as soon as practicable following execution of this Agreement (subject to any statutory UFOC waiting periods), and shall diligently pursue the processing thereof.


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                                      III.

                                     ESCROW

     3.1 Opening of Escrow. The parties shall open an escrow (the "Escrow") with Escrow Holder by depositing with Escrow Holder the Earnest Money Deposit and three (3) copies of this Agreement duly executed (in counterparts or otherwise) by Seller and Purchaser. The time when Escrow Holder receives the Earnest Money Deposit and executes the copies of this Agreement shall be deemed the "Opening of Escrow." Purchaser and Seller shall execute and deliver to Escrow Holder, in a timely fashion, such instruments and funds as are reasonably necessary to close the Escrow and consummate the sale and purchase of the Property (or the exchange thereof, if applicable) in accordance with the terms and provisions of this Agreement.

     3.2 Escrow Holder's General Provisions. Escrow Holder's standard escrow "General Provisions" are attached hereto as Exhibit "F." In the event of any conflict between the provisions of the typed portion of this Agreement and the General Provisions, the provisions of the typed portion of this Agreement shall be controlling and the General Provisions will be deemed amended accordingly.

     3.3 Additional Escrow Holder Requirements. If there are any requirements imposed by Escrow Holder relating to the duties or obligations of Escrow Holder, or if Escrow Holder requires any other additional instructions, the parties agree to make such deletions, substitutions and additions to this Agreement which do not cause more than a ministerial or de minimis change to this Agreement or its intent. Any such changes requested by Escrow Holder shall be subject to written approval of the parties, which approval shall not be unreasonably withheld or conditioned.

     3.4 Deposit of Funds. Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Holder into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Escrow Holder in a bank or savings and loan association, or such other institution approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and Escrow Holder's escrow instructions, and for the Escrow to close within the time specified in Section 5.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Holder in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Holder Purchaser's Tax Identification Number.

     3.5 Release of Funds by Escrow Holder. Escrow Holder's obligation under this Agreement to release the Earnest Money Deposit, and any other funds, prior to the Close of Escrow is subject to such funds having cleared through the bank, savings and loan, or other financial institution on which such funds are drawn. Escrow Holder shall make such payments only in strict accordance with the provisions of this Agreement, and Purchaser and Seller agree to save and hold Escrow Holder harmless in disbursing and releasing the funds as specified in this Agreement. Purchaser and Seller represent to Escrow Holder that the release instructions set forth in this Agreement are made of their own free will, under no duress, and with full understanding of the consequences thereof, not relying on any information furnished or statements made by Escrow Holder.

                                      IV.

                               CONDITION OF TITLE

     4.1 Title Commitment. Within ten (10) days after the Opening of Escrow, Escrow Holder, at Seller's sole cost and expense, shall cause to be furnished to Purchaser a current commitment for a A.L.T.A. Owner's Policy of Title Insurance (standard coverage) issued by Title Insurer (the "Title Commitment") reflecting the status of title to the Real Property and all exceptions, including easements, licenses, restrictions, rights-of-way, leases, covenants, reservations and other conditions, if any, affecting the Real Property, which would appear in a A.L.T.A. Owner's Policy of Title Insurance (standard coverage) if used, and committing to issue the A.L.T.A. Owner's Policy of Title Insurance (standard coverage) to Purchaser in the full amount of the Purchase Price. Accompanying the Title Commitment, Escrow Holder shall cause to be furnished to Purchaser, to the extent available, legible copies of the documents affecting the Real Property referred to in the Title Commitment.

     4.2 Title Insurance Policy. Effective as of the Close of Escrow, but conditioned upon the Close of Escrow, Title Insurer shall issue to Purchaser Title Insurer's A.L.T.A. Owner's Policy of Title Insurance (standard coverage) (the "Title Policy"), with liability in the amount of the Purchase Price for the Real Property insuring fee title in the Real Property as vested in Purchaser subject only to the following matters affecting title ("Permitted Exceptions").

               (a) All general and special property taxes and assessments not yet delinquent, and all improvement and assessment bonds;

               (b) Supplemental taxes assessed as a result of the sale of the Real Property by Seller to Purchaser;

               (c) All liens, covenants, conditions, restrictions, easements, rights of way, and all other exceptions to title as referenced in the Title Commitment, except monetary liens and encumbrances (other than caused by Purchaser) which Seller shall remove at or prior to the Close of Escrow;

               (d) All exceptions to title disclosed by or in, or arising from or in connection with, the Survey (and any updates thereto) of the Real Property for the Title Policy (including, without limitation, easements, encroachments and zoning);

               (e) The Tenant Leases, and the rights of the tenants thereunder;

               (f) All security interests recorded in connection with the Contracts;

               (g) Rights of parties in possession not shown by the public records, easements or claims of easements not shown by the public records, but with respect to which Purchaser has knowledge thereof;

               (h) Governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Property or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended, and any and all other matters, known or unknown, relating to the Property, or its condition, use, value or operation;

               (i) Any exceptions created by Purchaser or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Real Property by Purchaser or by its agents, employees and/or contractors; and

               (j) All preprinted exceptions and exclusions contained in the Title Policy, except those customarily deleted by an owner's affidavit.

          At Purchaser's election, the Title Policy shall be an A.L.T.A. Owner's Policy of Title Insurance (extended coverage); provided, however, that Purchaser's ability to obtain an A.L.T.A. Owner's Policy of Title Insurance (extended coverage) shall not be a condition precedent to Purchaser's obligations hereunder and shall not extend the Closing Date or delay the Close of Escrow. In addition, Purchaser shall have the right to obtain from Title Insurer such endorsements to the Title Policy and/or such additional liability protection as Purchaser may elect to obtain; provided, however, that Purchaser's ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Purchaser's obligations hereunder and shall not extend or delay the Close of Escrow. Purchaser shall be solely responsible for negotiating with Title Insurer with respect to such A.L.T.A. Owner's Policy of Title Insurance (extended coverage) and/or with respect to such title endorsements and/or such additional liability protection as may be requested by Purchaser, if any.

          Seller will deliver to Purchaser a copy of any survey of the Real Property in its possession, without warranty, and Purchaser shall be solely responsible for, and shall assume the risk of, obtaining a survey (or updating Seller's survey) of the Real Property (the "Survey") acceptable to Title Insurer for purposes of issuing the Title Policy. Seller will also deliver to Title Insurer an Owner's Affidavit in customary form in connection with the issuance of the Title Policy.

     4.3 Inspection. Purchaser shall have the right, in its sole discretion, until 5:00 p.m. California time on August 27, 2004, or such earlier date as Purchaser shall elect in writing, to satisfy itself, in its sole discretion, as to the condition and extent of the Property (the "Inspection Period"). Subject to the prior termination of this Agreement, during the Inspection Period Seller shall cooperate and provide Purchaser with reasonable and continuing access to the Real Property upon one
(1) business day prior Notice to Seller for the purpose of Purchaser's inspection and due diligence review. In connection with such review, during normal business hours during the Inspection Period, Purchaser and its agents shall be afforded the opportunity to review reasonably available records, including non-proprietary financial reports (including the audited financial statements, general ledgers and such other financial information for the Hotel as reasonably requested by Purchaser and which is in Seller's possession (and which is not Proprietary Information) for the Hotel), the Tenant Leases, and the Contracts pertaining to the Hotel which are in or under Seller's control and relate to the operation of the Hotel, upon reasonable Notice, except that Seller shall have no obligation to deliver or make available to Purchaser, and Purchaser shall have no right to review, the Excluded Documents and the Proprietary Information. Neither Purchaser nor any of its employees, agents or representatives shall contact or otherwise discuss this transaction and /or the operation of the Hotel with any on-site employees of the Hotel.

          Purchaser acknowledges that prior to the date of this Agreement, Seller has delivered to Purchaser, or Seller will so provide Purchaser within three (3) business days after execution of this Agreement, the information, documents, agreements and reports relating to the operation of the Property by Seller, as identified on Schedule "G" attached hereto (collectively the "Due Diligence Materials"). Purchaser shall have until the expiration of the Inspection Period to review and approve the Due Diligence Materials.

          During the Inspection Period, Seller shall use commercially reasonable efforts to obtain from Hyatt Corporation, for the benefit of Purchaser, an estoppel certificate confirming that (a) to the best of the knowledge of Hyatt Corporation, there are no defaults under the Management Agreement, and (b) that the cost of the Renovation will not exceed Six Million Dollars ($6,000,000) (or if it does so exceed Six Million Dollars ($6,000,000), Purchaser will not be liable to pay for any portion of such excess). If Seller is unable to so obtain the estoppel certificate prior to the expiration of the Inspection Period, provided that Purchaser waives its right to terminate this Agreement under
Section 4.4 hereof, then Seller will extend the Inspection Period for an additional ten (10) days solely for the purpose of obtaining the estoppel certificate and if Seller does not so obtain it, Purchaser may then terminate this Agreement prior to the expiration of such ten (10) day period.

          During the Inspection Period, Purchaser shall also have the opportunity to conduct a Phase I environmental audit/study of the Real Property, property condition report, zoning report and such other studies desired by Purchaser (subject to any consent rights of Seller as set forth herein). Any environmental audit/study proposed to be undertaken by Purchaser that involves subsurface testing or is otherwise invasive shall be subject to Seller's written approval prior to the commencement thereof not to be unreasonably withheld or conditioned. As a condition to any such consent, Purchaser shall obtain and maintain such public liability insurance in an amount of Two Million Dollars ($2,000,000) affecting the Real Property, naming Seller as an additional insured.

          Purchaser, at all times, will conduct such due diligence in compliance with all applicable laws and the terms of any Tenant Leases, and in a manner so as to not cause damage, loss, cost or expense to Seller, the Property or the tenants or guests of the Property, and without unreasonably interfering with or disturbing any employee, tenant or guest at the Property. Purchaser shall not reveal to any governmental agency or any other third party (other than Purchaser's employees, agents, attorneys, lenders and advisors) not approved by Seller the results of or any other information acquired pursuant to its inspections unless required by applicable law. Purchaser will promptly restore any damage to the Property caused by Purchaser's inspection to its condition immediately preceding such inspections and examinations and will keep the Property free and clear of any mechanic's liens or materialmen's liens in connection with such inspections and examinations.

          The cost of the inspections and tests undertaken pursuant to this
Section 4.3 shall be borne solely by Purchaser. Purchaser shall indemnify, protect, defend, and hold Seller, Seller's lenders, Hyatt Corporation, and their affiliates, owners, agents and employees harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense, including reasonable attorneys' fees, whether or not legal proceedings are instituted, arising from the acts or omissions of Purchaser or its agents, employees or contractors occurring in connection with, or as a result of, such inspections, tests or examinations of the Property.

          Purchaser covenants and agrees that all such information and materials (including the Due Diligence Materials) disclosed and/or delivered to it by Seller, or Seller's agents, employees and representatives, are confidential and proprietary information, and that Purchaser shall hold the same in strict confidence, and shall not disclose the same to anyone other than its employees and advisors on a "need-to-know" basis subject to the confidentiality restrictions set forth herein. Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein, Purchaser shall return all such information and documentation, and all copies thereof, to Seller promptly upon Seller's request.

          Except as expressly provided in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of the Due Diligence Materials or any materials, data or other information, if any, supplied to Purchaser in connection with Purchaser's inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller's possession). It is the parties' express understanding and agreement that any such materials are to be provided only for Purchaser's convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the

Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

          The obligations of Purchaser under this Section 4.3 (including its indemnification obligations) shall survive the Close of Escrow or the termination of this Agreement.

     4.4 Notice of Non-Satisfaction. During the Inspection Period, Purchaser may in its sole and absolute discretion, for any reason or for no reason, terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit shall be promptly refunded to Purchaser, and Purchaser shall return to Seller all materials (including the Due Diligence Materials) delivered to it pursuant to the provisions of Section 4.3 hereof, and neither Seller nor Purchaser shall have any further obligations under this Agreement (except as otherwise provided in this Agreement).

          If Purchaser fails to provide Notice of cancellation within the Inspection Period as provided for hereof, Purchaser shall be deemed to have approved the state of the Property and the condition of title, and shall be deemed to have waived its rights to terminate this Agreement and cancel the Escrow as a result thereof.

     4.5 Condition of the Property.

               (a) PURCHASER ACKNOWLEDGES THAT SELLER IS NOT THE ORIGINAL OWNER OF THE LAND. PURCHASER FURTHER ACKNOWLEDGES THAT, PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, PURCHASER WILL HAVE THOROUGHLY INSPECTED AND EXAMINED, AND UNCONDITIONALLY AND IRREVOCABLY APPROVED (SUBJECT TO SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT), ALL ELEMENTS COMPRISING THE PROPERTY, AND ALL FACTORS RELATED TO THEIR USE AND OPERATION, INCLUDING, WITHOUT LIMITATION, THE CONTRACTS, THE TENANT LEASES, UTILITIES, PHYSICAL AND FUNCTIONAL ASPECTS OF THE PROPERTY, THE CONSTRUCTION AND CONDITION OF THE REAL PROPERTY, ALL MATTERS AFFECTING AND RELATING TO TITLE, AND MUNICIPAL AND OTHER LEGAL REQUIREMENTS SUCH AS TAXES, ASSESSMENTS AND BONDS, ZONING, USE PERMITS, BUSINESS PERMITS, LICENSES, AND SIMILAR ENTITLEMENTS. EXCEPT WITH RESPECT TO SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS SECTION, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW, EXCEPT FOR SELLER'S FRAUD OR INTENTIONAL MATERIAL MISREPRESENTATION.

               PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER'S FAILURE TO TERMINATE THIS AGREEMENT AND CANCEL THE ESCROW PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD SHALL BE CONCLUSIVELY DEEMED PURCHASER'S AFFIRMATION THAT IT HAS COMPLETED ITS INVESTIGATIONS AND DUE DILIGENCE REVIEW OF THE PROPERTY AND HAS APPROVED THE CONDITION AND STATE THEREOF, SUBJECT TO THE TERMS OF THIS AGREEMENT

               (b) PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY, HOTELS AND HOTEL OPERATIONS, AND THAT PURCHASER WILL (SUBJECT TO SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT) ACQUIRE THE PROPERTY IN "AS IS, WHERE IS, WITH ALL FAULTS" CONDITION, AND SOLELY IN RELIANCE ON PURCHASER'S OWN INSPECTION AND EXAMINATION. PURCHASER WAIVES ANY OBLIGATION ON THE PART OF SELLER, OR ANY OTHER PERSON, TO DISCLOSE ANY DEFECTS OR OTHER DEFICIENCIES OR LIABILITIES IN OR WITH RESPECT TO THE PROPERTY.

               (c) EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR SORT, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF THE PROPERTY. SUBJECT TO SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SELLER CONVEYS THE PROPERTY TO PURCHASER "AS IS AND WHERE IS, WITH ALL FAULTS," AND PURCHASER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE PROPERTY FOR ANY PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR GUARANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE. PURCHASER ACKNOWLEDGES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE AND LIABLE FOR ASCERTAINING THE TRANSFERABILITY OF ALL LICENSES, PERMITS AND OTHER GOVERNMENTAL CONSENTS FOR THE OWNERSHIP, USE AND OPERATION OF THE PROPERTY, AND SHALL BE SOLELY RESPONSIBLE FOR OBTAINING THE TRANSFERS THEREOF.

               EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER FURTHER WAIVES ANY AND ALL WARRANTIES, GUARANTIES, CONDITIONS OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR

OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION OF SELLER WITH RESPECT TO CONSEQUENTIAL DAMAGES) AND ALL TORT LIABILITY, INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING FROM NEGLIGENCE OR STRICT LIABILITY. PURCHASER ALSO ACKNOWLEDGES THAT SOME DEFECTS MAY BECOME APPARENT ONLY AFTER THE CLOSE OF ESCROW AND HEREBY RELEASES AND HOLDS SELLER HARMLESS FROM BLAME AND ALL LIABILITY FOR SUCH "LATENT DEFECTS." PURCHASER HEREBY COVENANTS NOT TO BRING ANY ACTION AGAINST SELLER BASED ON ANY OF THESE CLAIMS. THIS SECTION SHALL SURVIVE THE CLOSE OF ESCROW.

               (d) PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLER HAS PROVIDED TO PURCHASER CERTAIN REPORTS, STUDIES AND SURVEYS FOR OR REGARDING THE REAL PROPERTY (THE "REPORTS"), SELLER HAS NOT VERIFIED THE ACCURACY THEREOF AND MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH REPORTS. PURCHASER AGREES THAT SELLER HAS NO LIABILITY OR RESPONSIBILITY FOR THE ACCURACY OR CONTENTS OF ANY SUCH REPORTS. PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS PARAGRAPH, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW, EXCEPT FOR SELLER'S FRAUD OR INTENTIONAL MATERIAL MISREPRESENTATION.

               FURTHERMORE, EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN THE REAL PROPERTY. IN THAT REGARD, PURCHASER WILL, PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, AND PROVIDED SELLER GRANTS ITS CONSENT, CONDUCT ITS OWN INVESTIGATION AND OBTAIN ITS OWN ENVIRONMENTAL ASSESSMENT REPORT TO DETERMINE IF THE REAL PROPERTY CONTAINS ANY HAZARDOUS OR TOXIC WASTE, MATERIALS, DISCHARGE, DUMPING OR CONTAMINATION, WHETHER SOIL, GROUNDWATER OR OTHERWISE, WHICH VIOLATES ANY FEDERAL, STATE, LOCAL OR OTHER GOVERNMENTAL LAW, REGULATION OR ORDER OR REQUIRES REPORTING TO ANY GOVERNMENTAL AUTHORITY.

               (e) AS BETWEEN SELLER AND PURCHASER, SELLER SHALL HAVE NO OBLIGATION OR DUTY TO EXPEND FUNDS FOR, OR OTHERWISE BE RESPONSIBLE TO CONDUCT OR PERFORM, ANY CLEAN-UP REQUIREMENT(S) AS

IMPOSED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENT LAW, REGULATION, ORDINANCE OR AGENCY FOR THE REMOVAL OF ANY HAZARDOUS MATERIALS CONTAMINATION FROM THE REAL PROPERTY.

               (f) EXCEPT WITH RESPECT TO SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, PURCHASER, FOR ITSELF AND ITS AFFILIATES, OWNERS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLER AND AND ITS PAST, PRESENT AND FUTURE MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY, THE MATTERS ADDRESSED IN SUBSECTIONS (a), (b), (c), (d) AND (e) OF THIS SECTION 4.5, AND WITH RESPECT TO ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF THE REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS, INCLUDING, BUT NOT LIMITED TO, LOSSES IN CONNECTION WITH PROPERTY DAMAGE, CLAIMS BY GOVERNMENTAL AGENCIES, DIMINUTION IN VALUE AND PERSONAL INJURY LOSSES. PURCHASER EXPRESSLY UNDERSTANDS AND ACKNOWLEDGES THAT IT IS POSSIBLE THAT UNKNOWN PROBLEMS, CONDITIONS OR LOSSES MAY EXIST WITH RESPECT TO THE PROPERTY AND THAT PURCHASER EXPLICITLY TOOK SUCH INTO ACCOUNT IN DETERMINING THE PURCHASE PRICE FOR THE PROPERTY AND ITS ELECTION TO PROCEED WITH THE PURCHASE THEREOF, AND THAT A PORTION OF SUCH CONSIDERATION, HAVING BEEN BARGAINED FOR BETWEEN THE PARTIES WITH THE KNOWLEDGE OF THE POSSIBILITY OF SUCH UNKNOWN PROBLEMS (EXCEPT WHERE SELLER KNOWINGLY MADE MATERIAL MISREPRESENTATIONS OR ENGAGED IN FRAUDULENT CONDUCT), CONDITIONS OR CLAIMS, WAS GIVEN IN EXCHANGE FOR A FULL ACCORD, SATISFACTION AND DISCHARGE OF ALL SUCH PROBLEMS, CONDITIONS AND LOSSES. WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14

U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS. IN ACCORDANCE WITH THE FOREGOING, PURCHASER WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (AND ALL SIMILAR STATUTES IN ALL OTHER STATES) WHICH STATES IN FULL AS FOLLOWS:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

               BY INITIALING THIS AGREEMENT CLAUSE, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

                             ----------------------
                              PURCHASER'S INITIALS

               (g) "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about, beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.

               (h) "Environmental Requirements" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, Licenses, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

               (i) "Hazardous Materials" means any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; or (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde.

     The provisions of this Section 4.5 shall survive the Close of Escrow.

                                       V.

                                     CLOSING

     5.1 Closing Date. The "Closing Date" for purposes of this Agreement shall be the date thirty (30) days after the expiration or earlier waiver/termination of the Inspection Period, or such earlier or later date as may be agreed upon, in writing, by Seller and Purchaser.

          The "Close of Escrow" for purposes of this Agreement is defined as the time when the Grant Deed is recorded in the Official Records of Orange County, California, by Escrow Holder.

          If the Escrow has not closed on or before the Closing Date or any extension thereof, Escrow Holder may nevertheless proceed in accordance with the General Provisions which are attached hereto as Exhibit "F." In the event the Escrow and this Agreement are canceled and terminated, upon Escrow Holder's request, the parties shall pay to Escrow Holder all title and escrow cancellation charges; provided, however, that as an agreement between the parties not to concern Escrow Holder, it is agreed that if termination of the Escrow is caused by the default of one party then such party shall be responsible for all escrow and title cancellation charges, and if the termination occurs where neither party is in default or where both parties are in default, then each party shall be responsible for one-half (1/2) of all title and Escrow cancellation charges.

     5.2 Action Prior to the Close of Escrow by Seller. Seller agrees that, provided Purchaser has complied with its obligations under Section 5.3 hereof, on or before 5:00 p.m. California time on the business day immediately preceding the Closing Date, Seller will deposit with Escrow Holder such funds and other items and instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Holder to comply with this Agreement, including, without limitation, the following:

               (a) A Grant Deed, in the form and content attached hereto as Exhibit "H", prepared and executed by Seller and acknowledged before a Notary Public in the manner provided under the laws of the State of California, assigning, conveying and transferring to Purchaser fee title to the Real Property subject only to the Permitted Exceptions (the "Grant Deed");

               (b) Two (2) duplicate originals of a Bill of Sale, in the form and content attached hereto as Exhibit "I", prepared and executed by Seller, assigning, conveying and transferring to Purchaser the Personal Property and the Inventory (the "Bill of Sale");

               (c) Two (2) duplicate originals of an Assignment of Intangible Property, in the form and content attached hereto as Exhibit "J", prepared and executed by Seller, assigning and conveying to Purchaser, without representation or warranty, all of Seller's right, title and interest in the Intangible Property (the "Assignment of Intangibles");

               (d) Two (2) duplicate originals of an Assignment and Assumption of Contracts, in the form and content attached hereto as Exhibit "K", prepared and executed by Seller, assigning and conveying to Purchaser, all of Seller's right, title and interest under the Contracts (the "Assignment of Contracts");

               (e) Two (2) duplicate originals of an Assignment and Assumption of Tenant Leases, in the form and content attached hereto as Exhibit "L", prepared and executed by Seller, assigning and conveying to Purchaser, all of Seller's right, title and interest under the Contracts (the "Assignment of Tenant Leases");

               (f) A Non-Foreign Affidavit signed by Seller in the form to be prepared by Escrow Holder (the "Non-Foreign Affidavit"); and

               (g) Such other funds, instruments or documents as may be necessary to effect or carry out the covenants and obligations to be performed by Seller pursuant to this Agreement.

     5.3 Action Prior to the Close of Escrow by Purchaser. Purchaser agrees that on or before 11:00 a.m. California time on the Closing Date, Purchaser will deposit with Escrow Holder all additional funds (in Good Funds) and/or documents (executed and acknowledged, if appropriate) which are necessary to comply with the terms of this Agreement, including without limitation:

               (a) The funds referred to in Section 2.2.2 hereof;

               (b) Two (2) duplicate originals of the Assignment of Contracts executed by Purchaser;

               (c) Two (2) duplicate originals of the Assignment of Tenant Leases executed by Purchaser;

               (d) Two (2) duplicate originals of the Assignment of Intangibles executed by Purchaser; and

               (e) Such other funds, instruments or documents as may be necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement.

     5.4 Recording of Grant Deed. Escrow Holder will cause the Grant Deed to be dated and recorded in the Official Records of the County of Orange, State of California and all other conveyance documents deposited with Escrow Holder, dated as of Close of Escrow when (but in no event after the Closing Date) Title Insurer is irrevocably committed to issue the Title Policy to be issued as contemplated in this Agreement, and holds for the account of Seller and Purchaser the items and funds (if any) to be delivered to Seller and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Seller or Purchaser pursuant to the provisions of this Agreement.

     5.5 Prorations.

          5.5.1 Taxes. All non-delinquent real estate and personal property general and special taxes and assessments, and all association (project or community) dues and assessments, for the Property for the current assessment year shall be prorated on and as of the Close of Escrow. It is understood that any supplemental property tax bill issued as a result of the sale of the Property pursuant to the provisions of this Agreement relating to periods from and after the Close of Escrow, shall be borne by Purchaser. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all right, title and interest in and to any and all property tax (both real property and personal property) refunds and claims for refunds with respect to the Property for any period prior to the Close of Escrow. Seller shall be responsible for, and shall pay, all sales, use, documentary, and other transfer taxes imposed in connection with the sale and transfer of the Property.

          5.5.2 Advance Reservations. At the Close of Escrow, Seller shall provide Purchaser with a schedule of post-closing confirmed Bookings for the Hotel. Purchaser shall honor all such confirmed and Bookings, provided that such Bookings were booked by Seller in a manner consistent with normal business practices.

          5.5.3 Utility Service. Seller shall request each utility company providing utility service to the Real Property to cause all utility billings to be closed and billed as of the Close of Escrow in order that utility charges may be separately billed for the period prior to the Cut-Off Time and the period after the Cut-Off Time. In the event any such utility charges are not separately billed, the same shall be prorated. In connection with any such proration, it shall be presumed that utility charges were uniformly incurred during the billing period in which the Close of Escrow occurs.

          5.5.4 Revenue From Operations. As to the Hotel, all revenues from operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income-producing equipment arising through 12:01 a.m. California time on the Close of Escrow (the "Cut-Off Time") shall belong to Seller. All revenues from operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income producing equipment arising after the Cut-Off Time shall belong to Purchaser. Revenue from guest room rentals for the evening before the date of the Close of Escrow through to the day of the Close of Escrow shall be split equally between Seller and Purchaser. All prepaid rentals, room rental deposits, and all other deposits for advance reservations and Bookings for the period after the Cut-Off Time, shall be credited to Purchaser.

          5.5.5 Accounts Payable and Operating Expenses. All obligations and liabilities (for services and materials ordered, or otherwise) and accounts payable for the Hotel and the Real Property owing as of the Cut-Off Time for merchandise, equipment, tour agents' and travel agents' commissions, advertisements, supplies and other materials and services shall be prorated between Seller and Purchaser as of the Cut-Off Time. Seller shall receive a credit for all prepaid expenses.

          5.5.6 Miscellaneous Permits and Taxes. All water and sewer charges, taxes (other than ad valorem property taxes), including license taxes or fees for licenses which are assignable or transferable without added cost and have a value which will survive Close of Escrow, including, but not limited to, and any unpaid taxes payable in arrears, shall be prorated as of the Cut-Off Time. Seller will be credited for that portion of taxes and fees paid by Seller allocable to the period after the Cut-Off Time.

          5.5.7 Contracts and Tenant Leases. All payments and receipts under the Contracts and the Tenant Leases shall be prorated between Purchaser and Seller as of the Cut-Off Time. Seller shall receive a credit for all prepayments and deposits thereunder. Seller shall pay all fees and other sums due under the Contracts and the Management Agreement for all periods through the Cut-Off Time, except Purchaser shall pay all transfer and assignment fees, and all termination fees and penalties as provided in Section 2.4 hereof. Seller shall receive a credit through the Escrow as of the Closing Date in an amount equal to all sums held in the Reserve Fund.

          5.5.8 Other Income. All other income derived by Seller from the Property accruing or relating to the period up to the Cut-Off Time shall be paid to Seller. All other income derived by Seller from the Property accruing or relating to the period after the Cut-Off Time shall be paid to Purchaser.

          5.5.9 Other Expenses. All other expenses and obligations not otherwise specified in this Section 5.5 incurred in the ownership of the Property and operation of the Hotel shall be prorated between Seller and Purchaser as of the Cut-Off Time.

          5.5.10 House Banks. On the Close of Escrow, Seller shall receive a credit through the Escrow for an amount equal to all till money, cash-on-hand, all operating accounts for the Hotel, and all sums in house banks for the Hotel, in which case all right, title and interest to the till money, cash-on-hand and house banks shall be assigned and conveyed by Seller to Purchaser. In the event Seller and Purchaser are unable to agree upon the amount of the till money, cash-on-hand, all operating accounts for the Hotel, and house banks, the provisions of this Section 5.5.10 shall be inapplicable, and title to the till money, cash-on-hand and house banks shall remain with Seller. The failure of Purchaser and Seller to agree on the amounts of the till money, cash-on-hand and house banks shall not be deemed a condition precedent to the obligations of Seller and Purchaser under this Agreement.

          5.5.11 Delayed Adjustments. If, at any time following the Closing Date, the amount of an item listed in this Section 5.5 shall prove to be incorrect, the party in whose favor the error was made shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one hundred eighty
(180) days after the Close of Escrow. The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section
5.5.11. After the Close of Escrow, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 5.5 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this
Section 5.5.

          5.5.12 Proration Allocation. For proration purposes, the date of the Close of Escrow shall be charged to Purchaser.

          5.5.13 Survival. The provisions of this Section 5.5 shall survive the Close of Escrow.

     5.6 Guest Property. Property of guests of the Hotel in Seller's care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

          5.6.1 Safe Deposit Boxes. On the day prior to the Closing Date, Seller shall send written notice to guests in the Hotel who have safe deposit boxes advising them of the sale of the Hotel to Purchaser and the procedures to be followed pursuant to this Section 5.6.1. On the Closing Date, Seller shall deliver to Purchaser all keys to the safe deposit boxes in the Hotel, all receipts and agreements relating to such safe deposit boxes, and a complete list of the name and room number of each depositor. Each box in use by a Hotel guest shall then be sealed by representatives of Seller and Purchaser. At Purchaser's option, guests may be requested to remove and verify the contents of the sealed boxes prior to the Close of Escrow. All such removals and verifications shall be under the supervision of a representative to be agreed upon between Purchaser and Seller. Purchaser shall be responsible for all boxes once the seal is broken, and for the contents of all boxes which are verified. Seller shall be responsible for any claims pertaining to any property allegedly deposited in a safe deposit prior to the Closing Date, the seal of which was not broken. Each of Seller and Purchaser shall indemnify and hold the other harmless from and against all claims and losses arising from such indemnifying party's obligations under this Section
5.6.1. The provisions of this Section 5.6.1 shall survive the Close of Escrow.

          5.6.2 Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller's and Purchaser's representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed in inventory. Purchaser agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory, and Seller agrees to indemnify and save and hold Purchaser harmless from and against any claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed in the inventory. The provisions of this Section 5.6.2 shall survive the Close of Escrow.

     5.7 Closing Costs. Seller shall pay for the cost of the premium for the Title Policy, except that, notwithstanding the foregoing, Purchaser shall pay
(a) the cost of that portion of the premium for the Title Policy which is in excess of the cost of the premium for an A.L.T.A. Owner's Policy of Title Insurance (standard coverage) for the Real Property, and shall also pay all additional costs for acquiring any additional endorsements to the Title Policy not otherwise included with an A.L.T.A. Owner's Policy of Title Insurance (standard coverage), and (b) all costs of any survey (or update to the Survey) required for the Title Policy. Except as otherwise provided herein, all other fees, taxes and closing costs shall be paid by Seller and Purchaser in accordance with the customs of Garden Grove, California, except that each party shall pay its own attorneys' fees incurred in connection with the consummation of the transaction contemplated herein.

     5.8 Distribution of Funds and Documents Following Close of Escrow. Following Close of Escrow, Escrow Holder shall distribute the documents as follows:

          To Seller:

               (a) The cash portion of the Purchase Price as set forth in
Section 2.2, less costs, offsets and prorations in accordance with the provisions of this Agreement;

               (b) One (1) fully executed duplicate original of the Bill of Sale;

               (c) One (1) fully executed duplicate original of the Assignment of Intangibles;

               (d) One (1) fully executed duplicate original of the Assignment of Contracts;

               (e) One (1) fully executed duplicate original of the Assignment of Tenant Leases;

               (f) A copy of the Title Policy issued to Purchaser;

               (g) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Seller through Escrow pursuant to the provisions of this Agreement; and

               (h) One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement.

          To Purchaser:

               (a) Any excess funds deposited by Purchaser which remain after disbursement to Seller;

               (b) One (1) conformed copy of the Grant Deed, the original to be mailed to Purchaser following the recordation thereof;

               (c) One (1) duplicate original of the Bill of Sale;

               (d) One (1) duplicate original of the Assignment of Intangibles;

               (e) One (1) duplicate original of the Assignment of Contracts;

               (f) One (1) duplicate original of the Assignment of Tenant
Leases;

               (g) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Purchaser through Escrow pursuant to the provisions of this Agreement;

               (h) One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement; and

               (i) The original of the Title Policy.

     5.9 Possession. Purchaser shall be entitled to sole possession of the Property on the Close of Escrow, subject to the possessory rights of any guests of the Hotel and tenants under the Tenant Leases.

                                       VI.

                      ADDITIONAL COVENANTS AND INDEMNITIES

     6.1 Purchaser's Covenants.

          6.1.1 Seller's Accounts Receivable. Purchaser, upon receipt, shall promptly remit to Seller all sums received by Purchaser and Hyatt Corporation in payment of Seller's Accounts Receivable, provided that Purchaser shall have no obligation to pursue collection or incur costs. All sums received by Purchaser and Hyatt Corporation from a customer, guest or patron owing Seller under any such Seller's Account Receivable shall be credited, first, to the sums owing Seller, and then, to the extent any sums remain, to Purchaser. For a period of two (2) years after the Close of Escrow, Seller shall have the right, from time to time, to inspect and audit the books and records of the Hotel that pertain to income and collections, at Seller's sole cost (unless it is determined from such audit or inspection that Purchaser has withheld Seller's Accounts Receivable, then Purchaser shall pay the costs of such audit and inspection), and Purchaser shall provide full and complete access thereto to Seller upon not less than three (3) business days prior Notice, to verify receipt and payment of Seller's Accounts Receivable.

          6.1.2 Indemnification for Lawsuits. Purchaser shall indemnify and hold Seller and its affiliates, employees and owners harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) of and by third parties arising from or in connection with acts occurring and injuries incurred at or with respect to the Property after the Close of Escrow. The provisions of this Section 6.1.2 shall survive the Close of Escrow.

     6.2 Seller's Covenants.

          6.2.1 Renovation. Until the Close of Escrow, Seller shall direct Hyatt Corporation to diligently undertake and pursue to completion the Renovation in accordance with the plans therefor as disclosed to Purchaser during the Inspection Period. Purchaser acknowledges that the Renovation will not be completed prior to the Close of Escrow, and that Seller has no obligation to complete it prior to the Close of Escrow. Seller has committed to spend up to Six Million Dollars ($6,000,000) for the Renovation, but Seller makes no representation or warranty that Six Million Dollars ($6,000,000) will be sufficient to complete the Renovation. To the extent Seller has not expended Six Million Dollars ($6,000,000) for the Renovation as of the Closing Date, Seller shall either credit the amount not so spent against the Purchase Price, or pay such amount directly to Purchaser through the Escrow.

          6.2.2 Operation of the Hotel. Seller, during the term of this Agreement, shall carry on the business and operations of the Hotel in substantially the same manner as heretofore carried on by it and shall cause its manager to cooperate with Seller's obligations under this Section 6.2.2. Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Hotel. Seller may enter into, extend, amend, modify or terminate any of the Contracts or the Tenant Leases as Seller deems appropriate to operate, service and maintain the Property consistent with normal business practices; provided, however, that so long as Purchaser is not in default of any of its obligations under this Agreement, (a) from the date of this Agreement to the expiration of the Inspection Period, Seller shall provide to Purchaser copies of new Contracts or Tenant Leases which are not consistent with normal business practices, which Seller has entered into, or intends to enter into, and (b) from and after the expiration of the Inspection Period, Seller shall not, without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), enter into (i) any leases of furniture, fixtures or equipment for the Hotel, or (ii) any Contract or Tenant Leases.

          6.2.3 Indemnification for Taxes. Seller shall indemnify and hold Purchaser harmless from and against all sales, use and transient occupancy taxes due and owing for any period during Seller's ownership of the Hotel. The provisions of this Section 6.2.3 shall survive the Close of Escrow.

          6.2.4 Indemnification for Lawsuits. Except for obligations expressly assumed or agreed to be assumed by Purchaser hereunder, Seller shall indemnify and hold Purchaser and its owners, employees and affiliates harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) of and by third parties (i.e., persons other than Purchaser and its affiliates) arising from or in connection with acts occurring and injuries incurred at or with respect to the Property prior to the Close of Escrow, excluding, however, claims, costs, penalties, damages, losses, liabilities and expenses pertaining to the condition of the Property. The provisions of this Section 6.2.4 shall survive the Close of Escrow.

     6.3 Independent Audit. If and to the extend Seller's financial statements pertaining to the Property for any periods during the three (3) calendar years prior to the Close of Escrow and during the year in which the Close of Escrow occurs have been audited, promptly after the execution of this Agreement, Seller shall provide Purchaser with copies of such audited financial statements and shall cooperate with Purchaser's representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Purchaser's expense, access to the financial records and work papers supporting such audited financial statements.

     6.4 No Obligations of Escrow Holder. Escrow Holder shall not be concerned with the provisions of this Article VI.

                                      VII.

                         REPRESENTATIONS AND WARRANTIES

     7.1 By Purchaser. Purchaser represents and warrants to Seller that as of the date hereof and the Close of Escrow:

          7.1.1 Organization and Standing. Purchaser is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Delaware, is (or will be prior to the Closing Date) duly qualified to do business in the State of California, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

          7.1.2 Due Authorization. The performance of this Agreement and the transactions contemplated hereunder by Purchaser have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is binding on and enforceable against Purchaser in accordance with its terms. Purchaser shall, on or prior to the Closing Date, furnish Seller with certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.

          7.1.3 Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which Purchaser is subject.

          7.1.4 Solvency/Bankruptcy. Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made any offer of settlement, extension or compromise to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake, any of the foregoing. Furthermore, Purchaser has not taken, and does not contemplate taking, against it any such actions.

     7.2 By Seller. Seller represents and warrants to Purchaser that as of the date hereof and Close of Escrow:

          7.2.1 Organization and Standing. Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of California and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

          7.2.2 Due Authorization. The performance of this Agreement and the transactions contemplated hereunder by Seller have been duly authorized by all necessary action on the part of Seller, and this Agreement is binding on and enforceable against Seller in accordance with its terms. Seller shall, on or prior to the Closing Date, furnish Purchaser with certified resolutions evidencing that Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any member, manager, creditor, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Seller, has full power and authority to bind Seller.

          7.2.3 Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) is subject.

          7.2.4 Non-Foreign Seller. Seller is not a foreign seller as defined in the "Foreign Investment in Real Property Tax Act."

          7.2.5 Solvency/Bankruptcy. Seller has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all of Seller's assets, (iv) suffered the attachment or other judicial seizure of all or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake any of the foregoing. Furthermore, Seller has not and does not contemplate taking or having taken against it, any such actions.

          7.2.6 Litigation. Seller has not been served with, and to the knowledge of Seller there is no pending or threatened, litigation or condemnation proceedings against the Real Property or the Hotel, except that the City of Garden Grove has taken, by condemnation/eminent domain proceedings, a portion of the Real Property (consisting of approximately 1,850 square feet) immediately abutting Harbor Blvd. for a deceleration/right turn lane.

          7.2.7 Accuracy of Materials. The copies of the Contracts, the Tenant Leases, and the Management Agreement delivered by Seller to Purchaser are true and correct copies thereof, and are, to Seller's knowledge, all of such Contracts, Tenant Leases, and the Management Agreement. Seller is not, to Seller's knowledge, in material default under any of the terms and provisions thereof, nor has it sent or, to Seller's knowledge, received any written notice of default except as provided to Purchaser. Seller has not sent or received any written notice of a default or breach of any term or provision of the Management Agreement.

          7.2.8 Licenses and Permits. The copies of the licenses and permits delivered by Seller to Purchaser are true and correct copies of all of licenses and permits for the Hotel, and to the knowledge of Seller, Seller is in compliance with all obligations thereunder and has not received any written notice of noncompliance under any of them which Seller has not otherwise delivered a copy thereof to Purchaser. All liquor licenses for the operation of alcoholic beverage operations at the Hotel are owned by, and are in the name of, Hyatt Corporation.

          7.2.9 Compliance with Laws. To the knowledge of Seller, Seller has not received any notice of its material noncompliance with any applicable governmental laws or regulations.

          7.2.10 Financial Statements. The financial statements delivered by Seller to Purchaser for the Hotel fairly present the results of the operations thereof for the periods referenced therein, and are accurate in all material respects.

          7.2.11 Title to Real Property. To Seller's knowledge, Seller is the sole owner of fee simple absolute title to the Real Property.

          7.2.12 Personal Property and Inventory. All of the Personal Property and Inventory being conveyed by Seller hereunder are free and clear of all liens and encumbrances except for (a) equipment leases that are a part of the Contracts, and (b) those which will be discharged by Seller as of the Close of Escrow, and Seller has good and marketable title to and the right to convey the same in accordance with the terms of this Agreement.

          7.2.13 Labor and Employment Matters. All employees of the Hotel are employed by Hyatt Corporation pursuant to the Management Agreement. Neither Seller nor Hyatt Corporation is party to any union or other collective bargaining agreement with employees employed at the Hotel. Neither Purchaser or Purchaser's lessee or its management company shall have any liability under any pension, profit sharing or welfare benefit plan that Seller may have established with respect to the Hotel or its employees.

          7.2.14 Utilities. To Seller's knowledge, all utilities required for the operation of the Property either enter the Property through adjoining streets or pass through adjoining land in accordance with valid public or private easements, and all such utilities are installed and operating, and all installation and connection charges therefore have been paid in full.

          7.2.15 No Commitments. No commitments have been made to any governmental authority, utility company, school board, church or other religious body, or any homeowners' association, group or individual relating to the Real Property which would impose an obligation upon Purchaser to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the real property.

               Wherever the phrase "to the knowledge of Seller" or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean the present actual knowledge of Sunil Patel, without any imputation of knowledge or any duty of inquiry or independent investigation of the relevant matter by any of such individual(s), and without any personal liability. Wherever the phrase "in Seller's possession", "in the possession of Seller" or similar phrase appears in this Agreement, such phrase shall be deemed to mean to the extent the material or other item referred to by such phrase is located at the Hotel or in Seller's offices or in its possession. Purchaser shall have the right to submit the foregoing representations and warranties to Hyatt Corporation for its review.

               Notwithstanding any provision of this Agreement to the contrary, should any of the foregoing representations and warranties of Seller become false or inaccurate prior to the Close of Escrow, and Seller discloses the same to Purchaser, in writing, prior to the Close of Escrow, then Purchaser's sole recourse shall be to either (i) terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit shall be returned to Purchaser and neither Seller nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all claims against Seller and Hyatt Corporation with respect to such false or inaccurate representation and warranty.

                                      VIII.

                     CONDITIONS PRECEDENT TO CLOSE OF ESCROW

     8.1 Conditions to Seller's Obligations. The obligation of Seller to close the Escrow shall be subject to the satisfaction or Notice of its waiver delivered to Purchaser and Escrow Holder in whole or in part, by Seller of each of the following conditions precedent:

               (a) Except by reason of a default by Seller, Escrow Holder is in a position to and will deliver to Seller the instruments and funds accruing to Seller pursuant to the provisions of this Agreement;

               (b) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Purchaser set forth in this Agreement that has not been waived by Seller; and

               (c) Seller has been released from all obligations under the Management Agreement by Hyatt Corporation arising after the Close of Escrow.

               The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of Seller. Seller shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Holder.

     8.2 Conditions to Purchaser's Obligations. The obligations of Purchaser to close the Escrow shall be subject to the satisfaction or Notice of its waiver delivered to Seller and Escrow Holder, in whole or in part, by Purchaser of each of the following condition precedent:

               (a) Except by reason of a default by Purchaser, Escrow Holder is in a position to and will deliver to Purchaser the instruments and funds, if any, accruing to Purchaser pursuant to the provisions of this Agreement; and

               (b) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Seller set forth in this Agreement that has not been waived by Purchaser.

               (c) Hyatt Corporation shall have delivered its written consent to the assignment and assumption by Seller and Purchaser of the Management Agreement.

               The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Purchaser. Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Seller and Purchaser.

     8.3 Failure of Conditions to Close of Escrow. Escrow Holder shall be responsible for confirming, on or before the Close of Escrow, that the conditions to the Close of Escrow set forth in Sections 8.1 and 8.2 hereof, and as set forth elsewhere in this Agreement, have been satisfied. Purchaser and Seller hereby agree to deliver their Notice to Escrow Holder, on or before the Close of Escrow, of the satisfaction or written waiver of all other conditions to the Close of Escrow hereunder, and, in the event that both Purchaser and Seller specifically notify and instruct Escrow Holder to proceed to the Close of Escrow hereunder, all such other conditions to the Close of Escrow hereunder that are not otherwise satisfied shall be deemed to have been waived by both Purchaser and Seller. Escrow Holder shall not proceed to the Close of Escrow hereunder unless both Purchaser and Seller specifically notify and instruct Escrow Holder to do so.

                                      IX.

                               LIQUIDATED DAMAGES

     9.1 Default by Purchaser. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF

PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF PURCHASER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER'S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLER; HOWEVER, SELLER RESERVES ITS RIGHTS TO LEGAL AND EQUITABLE DAMAGES AND REMEDIES FOR THE DEFAULT BY PURCHASER UNDER SECTION 12.18 HEREOF, THE FIFTH AND SIXTH PARAGRAPHS OF SECTION 4.3 HEREOF, AND PURCHASER'S OBLIGATIONS UNDER THIS AGREEMENT TO RETURN ALL MATERIALS AND INSTRUMENTS DELIVERED TO PURCHASER BY SELLER OR ITS AGENTS. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3389, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE
SECTION 3389. UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF SELLER RESERVED HEREIN, AND FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW HOLDER.

                              --------------------
                              PURCHASER'S INITIALS

     9.2 Default by Seller. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER. THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS' FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY),
EITHER: (a) PURSUE AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE; OR (b) RECEIVE (i) THE RETURN OF THE

EARNEST MONEY DEPOSIT AND (ii) REIMBURSEMENT OF OUT-OF-POCKET EXPENSES ACCORDING TO PROOF NOT TO EXCEED AN AGGREGATE OF ONE HUNDRED THOUSAND DOLLARS ($100,000). ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLER'S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER. THE REFUND OF THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3389, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. PURCHASER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY SELLER, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF PURCHASER RESERVED HEREIN, AND FOR THE RIGHT OF PURCHASER TO COLLECT SUCH LIQUIDATED DAMAGES FROM SELLER.

                                -----------------
                                SELLER'S INITIALS

                                       X.

                                     BROKERS

     Seller and Purchaser each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any commission, finder's fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning, in connection with the transaction contemplated by this Agreement or the sale of the Property by Seller. Notwithstanding the foregoing, however, Seller shall pay a commission to Molinaro Koger pursuant to a separate agreement.

                                      XI.

                                    NOTICES

     Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder ("Notice") shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, and (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

          To Seller:        ATRIUM PLAZA, LLC
                            Attention: Renee Molloy
                            620 Newport Center Drive
                            Fourteenth Floor
                            Newport Beach, CA 92660
                            Telephone: (949) 610-80__
                            Telecopier: (949) 610-82__

          With a Copy to:   EDWARD G. COSS, ESQ.
                            620 Newport Center Drive
                            Fourteenth Floor
                            Newport Beach, CA 92660
                            Telecopier: (949) 610-8222

          To Purchaser:     ASHFORD HOSPITALITY TRUST, INC.
                            Attn: David A. Brooks
                            14185 Dallas Parkway - 11th Floor
                            Dallas, TX 75240
                            Telephone: (972-980-2700
                            Telecopier: (972) 778-9261

          With a Copy to:   Cindy Nelson, Esq.
                            Akin Gump Strauss Hauer & Feld LLP
                            1700 Pacific Avenue
                            Suite 4100
                            Dallas, TX 75244
                            Telecopier: (214) 969-4343

     Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement.

                                      XII.

                                  MISCELLANEOUS

     12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of the action.

     12.2 Professional Fees and Costs. If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys' and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators' fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party's claims or causes of action.

     12.3 Exhibits and Schedules a Part of This Agreement. The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

     12.4 Executed Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

     12.5 Assignment. Purchaser may not assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion. Notwithstanding the foregoing, however, Purchaser may assign and transfer all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) thereof, or to a one hundred percent (100%) owned affiliate(s) thereof, provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment. Any assignment as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to Seller and Escrow Holder, within forty-eight (48) hours of any such assignment, Notice thereof, together with a copy of such assignee's organizational and formation documents and instruments, a Certificate of Good Standing for such assignee, and copies of the resolutions of Purchaser and such assignee authorizing such assignment. As a further condition to any such permitted assignment, Purchaser shall cause its assignee to execute an assignment and assumption agreement of Purchaser's obligations under this Agreement (in form and content reasonably and mutually acceptable), and such other documents and instruments as Escrow Holder may reasonably request.

     12.6 IRS - Form 1099-S. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be deemed the "person responsible for closing the transaction" and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, "Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions."

     12.7 Successors and Assigns. Subject to the provisions of Section 12.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties' respective successors and permitted assigns.

     12.8 Time is of the Essence.  Time is of the essence of this Agreement.

     12.9 Entire Agreement. This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain all representations and the entire understanding and agreement between the parties hereto with respect to the purchase and sale of the Property, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

     12.10 Further Assurances. Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Agreement.

     12.11 Waiver. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions, nor shall any waiver be a continuing waiver.

     12.12 Headings. The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.

     12.13 Risk of Loss.

               (a) Risk of Loss. Until the Closing Date, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (collectively "Casualty"). If, prior to the Closing Date, any of the Improvements shall be damaged by any Casualty, Seller shall promptly deliver to Purchaser a Notice ("Casualty Notice") of such event. Upon Purchaser's receipt of a Casualty Notice, Seller and Purchaser shall meet promptly to estimate the cost to repair and restore the Improvements to good condition and to replace the damaged Personal Property (the "Casualty Renovation Cost"). If the parties are unable to agree on the cost of restoration, the matter will be submitted to an engineer designated by Seller and an engineer designated by Purchaser, each licensed to practice in the state in which the Land is located, and the engineers shall resolve the dispute. Each party hereto shall bear the costs and expenses of its own engineer.

               (b) Material Loss. If the Casualty Renovation Cost exceeds (i) fifteen percent (15%) of the Purchase Price in the event the Casualty is insured against, or (ii) five percent (5%) of the Purchase Price in the event the Casualty is not insured against, either party hereto may, at its option, elect to terminate this Agreement by Notice to the other party within five (5) days after the date that the Casualty Renovation Cost is determined, in which case the Earnest Money Deposit shall be delivered to Purchaser, and neither party shall have any further rights or obligations hereunder, except for any continuing confidentially and indemnity obligations as provided in this Agreement. If both parties hereto fail to timely make its election to terminate this Agreement, then the Close of Escrow shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.

               (c) Nonmaterial Loss. If the Casualty Renovation Cost is (i) fifteen percent (15%) or less of the Purchase Price in the event the Casualty is insured against, or (ii) five percent (5%) or less of the Purchase Price in the event the Casualty is not insured against, then, in any such event, neither party hereto shall have any right to terminate this Agreement, but the Closing shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.

               (d) Eminent Domain. If, prior to the Close of Escrow, (i) all or substantially all (or so much thereof so as to substantially and materially interfere with the operation of the Hotel) of the Real Property, (ii) any portion of the parking areas on the Real Property which results in there being insufficient parking for the operation of the Hotel as established by applicable governmental codes and regulations, or (iii) any access-way to the Real Property or any building with guest rooms is taken by condemnation or eminent domain, at the election of Purchaser this Agreement shall, upon the giving of Notice of such event or of the condemning authorities' intention so to take the Real Property, terminate, and Purchaser shall receive a full and prompt refund of all sums deposited by them with Escrow Holder and/or Seller. If, prior to the Close of Escrow, less than all or substantially all of the Real Property shall be taken by condemnation or eminent domain, then, if any of the foregoing, in Purchaser's reasonable opinion, materially impairs the value of the Real Property or any significant interest therein, then Purchaser shall have the option to (A) accept title to the Real Property subject to such taking, in which event at the Close of Escrow all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by Seller to Purchaser, and any money theretofore received by Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking, or (B) receive a full and prompt refund of all sums deposited by Purchaser with Escrow Holder and/or Seller. Seller shall not settle, agree to, or accept any award or payment in connection with a taking of less than all of the Real Property without obtaining Purchaser's prior written consent in each case, which consent shall not be unreasonably withheld or delayed.

     12.14 Construction of Agreement. The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.The words "herein," "hereof," "hereunder" and words of similar reference shall mean this Agreement. The words "this Agreement" include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context. All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires. The words "will," "shall" and "must" in this Agreement indicate a mandatory obligation. The use of the words "include," "includes" and "including" followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words "day" and "days" refer to calendar days unless otherwise stated. The words "business day" refer to a day other than a Saturday, Sunday or legal holiday on which banking institutions are closed. The words "month" and "months" refer to calendar months unless otherwise stated. The words "year" and "years" refer to calendar years unless otherwise stated.

     12.15 Tax Deferred Exchange. Seller and Purchaser (the "Cooperating Party") each agree to fully cooperate with the other and their owners (the "Exchangor") (including cooperation with any Intermediary (as defined herein) selected by Exchangor) to structure the acquisition of the Property and/or the Real Property as an exchange of property held for productive use in a trade or business or for investment within the meaning of
Section 1031 of the Internal Revenue Code of 1986 (as amended), and upon request, Cooperating Party agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Cooperating Party shall incur no additional costs or expenses in this transaction, or be required to acquire, accept or hold title to any property (other than the Property), as a result of or in connection with any such exchange, unless because of Cooperating Party's default hereunder or under any agreement executed by reason of this Section 12.15.

          In connection therewith, Seller shall have the right to dissolve and distribute the Property to the owners of Seller as tenants-in-common, who will then be obligated to convey title thereto to Purchaser consistent with the terms of this Agreement. In the event of any such dissolution and liquidation of Seller, Purchaser covenants and agrees to cooperate with Seller and such owners/assignees in connection therewith, and to execute new purchase and sale agreements with each such owner/assignee on the same terms hereof (with appropriate cross-default and conveyance covenants/conditions precedent in favor of Purchaser) except that the Purchase Price and Earnest Money Deposit would be adjusted prorata based upon each such owner's/assignee's percentage interest and title. No such dissolution and assignment would delay the Close of Escrow.

          Exchangor agrees to indemnify, defend or hold Cooperating Party harmless from and against any and all additional costs, expenses, claims, demands, liabilities, losses, obligations, damages, recoveries, and deficiencies (such categories being collectively referred to herein as "Liabilities") in excess of those Liabilities that Cooperating Party would otherwise have if the transaction contemplated in this Agreement closes as a sale transaction, and that Cooperating Party may incur or suffer, as a result of or in connection with
(i) the structuring of the transaction contemplated in this Agreement as an exchange under Internal Revenue Code Section 1031 and/or (ii) the execution of any documents in connection with the exchange. Exchangor's foregoing indemnity shall not indemnify Cooperating Party for any Liabilities arising as a result of or in connection with any default by Cooperating Party under this Agreement or any default by Cooperating Party under any of the documents or agreements entered into by Cooperating Party in connection with the exchange or for any negligence or willful misconduct on the part of Cooperating Party. Implementation of the exchange(s) contemplated in this Section 12.15 shall not be a condition to the Close of Escrow.

          Exchangor, at its election, may substitute for any one or more of them, one or more persons or entities ("Intermediary") as a party(ies) to the Escrow and this Agreement, in which event the Intermediary shall assume and perform the obligations of Exchangor under this Agreement (but without the release of liability of Exchangor for such performance), and Cooperating Party agrees to accept the performance by Intermediary and shall tender its performance to Intermediary.

     12.16 No Public Disclosure. Purchaser shall make no public disclosure of the terms of this transaction unless required by applicable law and only after the release of the Earnest Money Deposit to Seller.

     12.17 Covenants, Representations and Warranties. Except as otherwise set forth in this Agreement, all of the covenants, representations and agreements of Seller and Purchaser set forth in this Agreement shall survive the Close of Escrow, except that all representatives and warranties shall survive only for a period of twelve (12) months after the Close of Escrow. By proceeding with the closing of the sale transaction, Seller and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Close of Escrow whether under this Agreement and any other document or instrument executed by the other party in connection with this transaction, of which the waiving party was aware prior to the Close of Escrow for which the other party shall have no liability.

     12.18 Confidentiality. Other than as required or permitted by the terms of this Agreement, neither Purchaser nor its agents or representatives shall disclose, in any manner whatsoever, (a) the information provided to Purchaser by Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser's due diligence investigation of the Property, without first obtaining the written consent of Seller (collectively, "Proprietary Information"). The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of the Property, including, without limitation, to Purchaser's shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if Purchaser is required by applicable law or legal process to disclose any Proprietary Information, Purchaser agrees to furnish only that portion of the Proprietary Information which Purchaser is legally compelled to disclose and to use its best efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Purchaser shall inform its respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this section. In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser in order to enforce the provisions of this section. The provisions of this section shall survive any termination of this Agreement.Purchaser agrees not to contact, directly or indirectly, any employees of the Hotel prior to the Close of Escrow, and agrees to be liable for all of Seller's damages in the event of any such contact by Purchaser or any of its agents or representatives.

     12.19 Limitation on Liability. In consideration of the benefits accruing hereunder, Seller and Purchaser agree that, in the event of any actual or alleged failure, breach or default of this Agreement by Seller or Purchaser:

               (a) The sole and exclusive remedy shall be against the defaulting party and its assets;

               (b) No owner of the defaulting party shall be sued or named as a party in any suit or action;

               (c) No service of process shall be made against any owner or employee of the defaulting party (except as may be necessary to secure jurisdiction of the defaulting party);

               (d) No owner or employee of the defaulting party shall be required to answer or otherwise plead to any service of process;

               (e) No judgment may be taken against any owner or employee of the defaulting party;

               (f) Any judgment taken against any owner or employee of the defaulting party may be vacated and set-aside at any time without hearing;

               (g) No claims shall be made against Flamingo Street, LLC, HT-Anaheim, L.L.C., or Ashford Hospitality Trust, Inc.;

               (h) No writ of execution will ever be levied against the assets of any owner or employee of the defaulting party; and

               (i) These covenants and agreements are enforceable both by the defaulting party and also by any owner or employee of the defaulting party.

     12.20 No Third-Party Beneficiaries. Seller and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. The covenants and agreements provided in this Agreement are solely for the benefit of Seller and Purchaser and their permitted successors and assigns respectively.

     12.21 Facsimile Signatures. The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Seller each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission.

         [The Remainder of This Page Has Been Intentionally Left Blank]
                     [Signatures are on the Following Page]

                                      XIII.

                                    EXECUTION

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 28th day of July, 2004.

                                     SELLER:

                                     ATRIUM PLAZA, LLC
                                     a California limited liability company

                                     BY: FLAMINGO STREET, LLC, a California
                                         limited liability company, Its Manager

                                         By: MSP ONE, LLC,
                                             a California limited liability
                                             company, Its Manager


                                             BY: /s/ Sunil Patel
                                                 -------------------------------
                                             NAME: Sunil Patel
                                             TITLE: Manager


                                     PURCHASER:

                                     ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership

                                     By: Ashford Properties General Partner LLC,
                                         a Delaware limited liability company,
                                         its general partner


                                         BY: /s/ David A. Brooks
                                             -----------------------------------
                                         NAME: David A. Brooks
                                         TITLE: Vice President

ESCROW HOLDER HEREBY ACKNOWLEDGES AND AGREES TO THE ESCROW INSTRUCTIONS SET FORTH IN THIS AGREEMENT.

THE HERITAGE ESCROW COMPANY


BY: /s/ Janet Tilbury
    ---------------------------------
    Janet Tilbury, Escrow Officer

Dated: 7-30-04